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                                                                       EXHIBIT 8

CLIFFORD                                 CLIFFORD CHANCE
CHANCE                                   ROGERS & WELLS LLP
ROGERS & WELLS
                                         200 PARK AVENUE
                                         NEW YORK NEW YORK 10166 0153

                                         TEL    +1 212 878 8000
                                         FAX    +1 212 878 8375
                                         www.cliffordchance.com


October 30, 2001

First Republic Preferred Capital Corporation
111 Pine Street
San Francisco, CA 94111

Re:  REIT Status of First Republic Preferred Capital Corporation

Ladies and Gentlemen:

We have acted as counsel to First Republic Preferred Capital Corporation, a Nevada corporation (the "Company") in connection with the offer and sale by the Company of the Company's Series B Preferred Stock, par value $0.01 per share (the "Shares"), pursuant to the Registration Statement on Form S-11 filed with the Securities and Exchange Commission on October 30, 2001 (the "Registration Statement"). This opinion is being provided at your request in connection with the offer and sale of the Shares pursuant to the Registration Statement.

In rendering the opinions expressed herein, we have examined and relied on the following items:

     1.   The Registration Statement;

     2. The Company's Articles of Incorporation, as amended through the date hereof;

     3.   A form of Certificate of Designations with respect to the Shares; and

     4. Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the Certificate of Designations with respect to the Shares will be executed, in all material respects, in the form in which we have reviewed, (iii) the signatures of each original document are genuine, (iv) each party who executed the document had proper authority and capacity, (v) all representations and statements set forth in such documents are true and correct, (vi) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vii) the Company at all times has been and will continue to be organized and operated in accordance with the terms of such documents.

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First Republic Preffered Capital Corporation
October 30, 2001                                                          Page 2


For purposes of rendering the opinions stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations, dated October 30, 2001, provided to us by the Company (the "Certificate"). These representations generally relate to the operation and classification of the Company as a REIT.

Based upon and subject to the foregoing, we are of the opinion that

(i) for its initial taxable year ended December 31, 1999, and for its taxable year ended December 31, 2000, the Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and the Company's present and proposed method of operation, as represented by the Company, will permit the Company to continue to so qualify; and

(ii) the discussion contained under the caption "Federal Income Tax Consequences" in the Registration Statement, to the extent it describes provisions of United States federal income tax law, is correct in all material respects.

The opinions stated above represent our conclusions as to the application of the federal income tax laws existing as of the date of this letter, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinions. Further, the opinions set forth above represents our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet, through actual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. Because the Company's satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption "Federal Income Tax Consequences" in the Registration Statement.

Very truly yours,

/s/ Clifford Chance Rogers & Wells LLP
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    Clifford Chance Rogers & Wells LLP